EXHIBIT 5.1

7 November, 2007

Maiden Holdings, Ltd. Clarendon House 2 Church Street Hamilton, HM 11 Bermuda	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	+1 441 299 49 23 Chris.Garrod@conyersdillandpearman.com CGG/sv/386268/224079

Dear Sirs

Maiden Holdings, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 6 November 2007 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 56,920,000 common shares, par value US$0.01 per share (the “Shares”), all of which are being offered by certain selling shareholders of the Company (the “Selling Shareholders”).

For the purposes of giving this opinion, we have examined an electronic copy of the Registration Statement.  We have also reviewed the memorandum of association and the bye-laws of the Company, copies of minutes of a meeting of the board of directors of the Company held on 21 August 2007 (the “Resolutions”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, and (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, remain in full force and effect and have not been rescinded or amended.

The opinion expressed below is based solely upon a review of the share register of the Company dated October 29, 2007, prepared by American Stock Transfer and Trust Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is addressed to the Company solely for the benefit of the Company and is neither to be transmitted to any other person, or relied upon by any other person or for any other purpose nor quoted nor referred to in any public document nor filed with any governmental agency or person without our prior written consent.

On the basis of and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable (which expression means where used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Risk Factors”, “Material Tax Considerations”, “Description of Share Capital”, “Legal Matters”, and, “Enforceability of Civil Liabilities under U.S. Federal Securities Laws” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN